Exhibit 5.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form F-10 of Cresco Labs Inc. of our report dated March 21, 2023 included in Form 40-F as filed on March 21, 2023, with respect to our audits of the consolidated financial statements of Cresco Labs Inc. and its subsidiaries as of and for the years ended December 31, 2022 and 2021.

/s/ MARCUM LLP

MARCUM LLP
Chicago, IL
August 16, 2023